ASSET PURCHASE AGREEMENT

                                     between

                        Electronic Specialty Corporation,

                           Deltec International, Inc.,

                             ESC Acquisition Corp.,

                                       and

                      Pacific Aerospace & Electronics, Inc.

                                TABLE OF CONTENTS
                                -----------------

ARTICLE 1   PURCHASE AND SALE OF THE ASSETS....................................2
      1.1   Purchase and Sale..................................................2
      1.2   Excluded Assets....................................................3
      1.4   Further Assurances.................................................3

ARTICLE 2   ASSIGNMENT AND ASSUMPTION OF LIABILITIES...........................4
      2.1   Assignment and Assumption..........................................4
      2.2   Excluded Liabilities...............................................4

ARTICLE 3   PURCHASE PRICE.....................................................4
      3.1   Purchase Price.....................................................4
      3.2   Allocation of Purchase Price.......................................4

ARTICLE 4   CLOSING............................................................5

ARTICLE 5   REPRESENTATIONS AND WARRANTIES OF BUYER AND PA&E...................5
      5.1   Authorization......................................................5
      5.2   No Violations; Consents............................................5
      5.3   PA&E Shares........................................................5
      5.4   SEC Reports........................................................5
      5.5   Material Adverse Changes...........................................6
      5.6   Brokers............................................................6
      5.7   Disclosure.........................................................6

ARTICLE 6   REPRESENTATIONS AND WARRANTIES OF THE SELLER.......................6
      6.1   Corporate Existence................................................6
      6.2   Authority..........................................................6
      6.3   The Subsidiary.....................................................6
      6.4   No Violations......................................................7
      6.5   Consents...........................................................7
      6.6   Financial Statements...............................................7
      6.7   Material Adverse Changes...........................................7
      6.8   Taxes..............................................................7
      6.9   Absence of Indebtedness and Other Obligations......................8
      6.10  Real Property......................................................8
      6.11  Tangible Personal Property.........................................8
      6.12  Contracts..........................................................9
      6.13  Inventories........................................................9
      6.14  Intellectual Property..............................................9
      6.15  Receivables........................................................9
      6.16  Customer and Supplier Lists.......................................10
      6.17  Compliance........................................................10
      6.18  Certain Interests.................................................10
      6.19  Employment Arrangements...........................................10
      6.20  Employee Benefits.................................................10

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
      6.21  Labor Matters.....................................................11
      6.22  Environmental Matters.............................................11
      6.23  Insurance.........................................................12
      6.24  Litigation........................................................12
      6.25  Banks.............................................................12
      6.26  Letters of Credit and Powers of Attorney..........................12
      6.27  Absence of Questionable Payments..................................12
      6.28  Brokers...........................................................13
      6.29  Investment Intent.................................................13
      6.30  Reliance..........................................................13
      6.31  Undisclosed Liabilities...........................................13
      6.32  Disclosure........................................................13

ARTICLE 7   REPRESENTATIONS AND WARRANTIES OF DELTEC..........................14
      7.1   Corporate Existence; Authority....................................14
      7.2   No Violations.....................................................14
      7.3   Consents..........................................................14
      7.4   Brokers...........................................................14
      7.5   Reliance..........................................................14
      7.6   Disclosure........................................................14

ARTICLE 8   COVENANTS.........................................................15
      8.1   Covenants of the Seller and Deltec................................15
      8.2   Covenants of Buyer and PA&E.......................................17

ARTICLE 9   CONDITIONS PRECEDENT TO CLOSING...................................18
      9.1   Condition to Each Party's Obligations.............................18
      9.2   Conditions to Buyer's Obligations.................................18
      9.3   Conditions to the Seller and Deltec's Obligations.................21

ARTICLE 10  TERMINATION.......................................................22
     10.1   Right to Terminate................................................22
     10.2   Effect of Termination.............................................23

ARTICLE 11  FURTHER AGREEMENTS................................................23
     11.1   News Releases.....................................................23
     11.2   Confidentiality...................................................23
     11.3   Non-Competition and Non-Solicitation..............................23
     11.4   Restrictions on PA&E Shares.......................................24
     11.5   Closing Costs and Prorations......................................25
     11.6   Costs, Expenses and Professional Fees.............................25
     11.7   Investment in Seller..............................................26
     11.8   Board of Directors................................................26
     11.9   Termination of Benefit Plans......................................26
     11.10  Accountants' Consent..............................................26
     11.11  Qualification in California.......................................26
     11.12  Employees.........................................................26

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
ARTICLE 12  SURVIVAL; INDEMNIFICATION.........................................27
     12.1   Survival..........................................................27
     12.2   Indemnification by the Seller and Subsidiary......................27
     12.3   Indemnification by Buyer and PA&E.................................27
     12.4   Indemnification Period............................................28
     12.5   Threshold and Deductible..........................................28
     12.6   Indemnification Procedures........................................28

ARTICLE 13  ACCESS TO RECORDS.................................................29
     13.1   Seller's and Subsidiary's Access..................................29
     13.2   Buyer's and PA&E's Access.........................................29
     13.3   Procedures........................................................29

ARTICLE 14  GENERAL PROVISIONS................................................29
     14.1   Assignment........................................................29
     14.2   Notices...........................................................29
     14.3   Governing Law.....................................................30
     14.4   Attorney Fees.....................................................30
     14.5   Severability......................................................30
     14.6   Amendment and Modification........................................30
     14.7   Waiver............................................................30
     14.8   Further Assurances................................................31
     14.9   Entire Agreement..................................................31
     14.10   Counterparts.....................................................31

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Exhibits

A        Warranty Bill of Sale
B        Assignment of Lease with Landlord's Consent
C        Assignment and Assumption Agreement
D        Investment Letter


Schedules

1.2      Excluded Assets
1.3      Permitted Liens
2.1      Assumed Liabilities
2.2      Excluded Liabilities
3.2      Allocation of Purchase Price
5.5      Material Adverse Changes (PA&E)
6.5      Seller's Consents
6.7      Material Adverse Changes (Seller)
6.8      Taxes
6.9      Absence of Indebtedness and Other Obligations
6.10     Real Property
6.11     Personal Property
6.12     Contracts
6.14     Intellectual Property
6.16     Customer and Supplier Lists
6.17     Compliance
6.18     Certain Interests
6.19     Employment Arrangements
6.20     Employee Benefits
6.21     Labor Matters
6.22     Environmental Matters
6.23     Insurance
6.24     Litigation
6.25     Banks
6.26     Letters of Credit and Powers of Attorney
6.31     Undisclosed Liabilities
7.3      Deltec's Consents

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
                            ASSET PURCHASE AGREEMENT
                            ------------------------


     THIS ASSET PURCHASE AGREEMENT ("Agreement") is entered into as of April 13, 1998, by and between ELECTRONIC SPECIALTY CORPORATION, a Washington corporation (the "Seller"), DELTEC INTERNATIONAL, INC., a Florida corporation ("Deltec"), ESC ACQUISITION CORP., a Washington corporation ("Buyer"), and PACIFIC AEROSPACE & ELECTRONICS, INC., a Washington corporation ("PA&E").

                                    RECITALS

     A. The Seller is in the business of designing and manufacturing electronic relays, solenoids and sensors. The Seller's subsidiary, DISPLAYS & TECHNOLOGIES, INC., a Washington corporation (the "Subsidiary"), manufactures display products for use in airplanes and other applications. The businesses currently conducted by the Seller and Subsidiary are collectively referred to in this Agreement as the "Business". The Seller's president is Frank Preve, and the Subsidiary's president is Leon LeCave.

     B. Buyer is a wholly-owned subsidiary of PA&E, formed for the purpose of acquiring substantially all of the Seller's assets.

     C. Deltec is the majority shareholder of the Seller, and the Seller is the sole shareholder of the Subsidiary. The Seller's second largest shareholder is ARC Holdings, Ltd., an affiliate of Deltec ("ARC"). Deltec's president is Hugo Zamorano.

     D. The Seller and all but one of the Seller's other shareholders (the "Minority Shareholders") are parties to Restrictive Stock Transfer Agreements (the "Buy-Sell Agreements"), covering the shares held by those shareholders. In
Section 17 of the Buy-Sell Agreements, those Minority Shareholders agree (i) that the Seller has the right to repurchase or redeem their shares, in cash, for their pro rata share of the purchase price in order to facilitate the sale of all or substantially all of the Seller's assets, not in the ordinary course of business, and (ii) to vote those shares in favor of such sale.

     E. PA&E has made a bona fide offer to purchase substantially all of the assets of the Seller and the Subsidiary, either directly or through a wholly-owned subsidiary. Accordingly, the Seller desires to sell to Buyer, and Buyer desires to purchase from the Seller, substantially all of the Seller's and the Subsidiary's assets on the terms and conditions set forth in this Agreement (the "Asset Sale").

     F. The Seller's Board of Directors believes that the Asset Sale is in the best interests of the Seller and all of its shareholders (the "Seller's Shareholders").

                                        1
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                                    AGREEMENT

     For good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

                                    ARTICLE 1
                         PURCHASE AND SALE OF THE ASSETS

     1.1 Purchase and Sale. On the Closing Date, as defined in Article 4, the Seller will sell, transfer, assign, convey and deliver to Buyer, and Buyer will purchase from Seller, all of the assets, properties and rights (except for the Excluded Assets, as defined in Section 1.2), whether real or personal, tangible or intangible, and wherever located, that are owned by the Seller or the Subsidiary (the "Assets"), which Assets include without limitation:

               a. cash, cash equivalents, and securities, including all of the Subsidiary's Shares (as defined is Section 6.3.1) if the Assets of the Subsidiary have not been distributed or transferred by operation of law to the Seller (the "Subsidiary Distribution") before the Closing;

               b. interests in real property (the "Real Property"), including but not limited to (i) all leasehold interests and interests as a lessor or a lessee, (ii) all improvements, easements, and appurtenances to or located on the Real Property, and (iii) all contractual and other rights pertaining to the Real Property, such as road and access rights, water rights, water delivery contracts, condemnation awards, and insurance proceeds;

               c. tangible personal property (the "Personal Property"), including but not limited to manufacturing and office equipment, vehicles, inventory (whether raw materials, work in process, or finished goods), furniture, fixtures, leasehold improvements, drawings, designs and blueprints, materials and supplies, and spare and replacement parts;

               d. contracts, agreements, commitments, leases, licenses, purchase orders, sales orders, insurance policies and documents, to the extent that they are assignable (the "Contracts");

               e. governmental licenses, permits, approvals, authorizations, consents, franchises, tariffs, orders and other registrations required for the conduct of the Business, to the extent that they are assignable (the "Licenses");

               f. patents, trademarks, copyrights, service marks and trade names, including the right to use the names "Electronic Specialty Corporation", "ESC", "Displays & Technologies, Inc." or "D&T", and all derivatives thereof, which right shall be exclusive as against the Seller, the Subsidiary, Deltec and any Affiliate (as defined in Section 12.2.1) of such parties, subject to the D&T Agreement, as defined in Section 9.2.11; all registrations therefor; all applications pending or allowed therefor; and all other proprietary rights and intangible property, such as trade secrets, technology, software, operating systems, customer and supplier lists, know-how, formulae, slogans, processes and operating rights (the "Intellectual Property");

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
               g. all of the Accounts Receivable that are reflected in the most recent of the Financial Statements, as defined in Section 6.6, or that have been billed since the date of the most recent of the Financial Statements (collectively, the "Accounts Receivable");

               h. prepaid and deferred items, including but not limited to prepaid rentals, insurance, taxes and unbilled charges and deposits, to the extent that they are assignable;

               i. operating data and records, including but not limited to, financial and accounting records, correspondence, budgets, and engineering and manufacturing records;

               j. goodwill; and

               k. telephone lines and numbers.

     1.2 Excluded Assets. The Assets shall not include (collectively, the "Excluded Assets") (a) the Seller's corporate seals, minute books, charter documents, corporate stock record books, (b) if the Subsidiary Distribution has occurred before Closing, the Subsidiary's corporate seals, minute books, charter documents, corporate stock record books, (c) any of the assets set forth on
Schedule 1.2, or (d) any records relating to the Seller's or the Subsidiary's corporate existence or to the assets set forth in Sections 1.2(a) through 1.2(c).

     1.3 Conveyance of Assets. Subject to the terms and conditions of this Agreement, the sale, assignment, transfer and delivery of the Assets, shall be effected by the Seller's execution and delivery to Buyer at Closing (as defined in Article 4) of a Warranty Bill of Sale in substantially the form attached as Exhibit A (the "Bill of Sale"), the Assignment of Lease with Lessor's Consent in substantially the form attached as Exhibit B (the "Lease Assignment"), the stock certificates representing the Subsidiary's Shares if the Subsidiary Distribution has not occurred before the Closing, all vehicle titles, and any other instruments of transfer requested by Buyer, in form and substance sufficient to vest in Buyer all right, title and interest in and to the Assets, free and clear of any liens, claims or encumbrances of any kind, except as set forth on
Schedule 1.3 (the "Permitted Liens").

     1.4 Further Assurances. Upon Buyer's or PA&E's request, and without further consideration, each of the Seller and Deltec will take such further actions and will execute such further documents, on and after the Closing Date, as are reasonably necessary to (a) place Buyer in possession and operating control of the Assets, (b) vest in Buyer good, valid and marketable title to the Assets, free and clear of any liens, claims or encumbrances of any kind except for the Permitted Liens, (c) complete the transactions described this Agreement, (d) comply with all laws and regulations applicable to such transactions, and (e) transfer to Buyer any governmental permits, consents or approvals that are transferable.

                                    ARTICLE 2
                    ASSIGNMENT AND ASSUMPTION OF LIABILITIES

     2.1 Assignment and Assumption. On the Closing Date, except for the Excluded Liabilities (as defined below), the Seller will assign to Buyer, and Buyer will assume from Seller, the Seller's liabilities and obligations (collectively, the "Assumed Liabilities") which either are (a) known or existing as of the Effective Date (as defined in Article 4) and set forth on Schedule 2.1, or (b) incurred from and after the Effective Date in the ordinary course of the Business, which assumption shall be set forth in an Assignment and Assumption Agreement in substantially the form attached as Exhibit C (the "Assumption Agreement").

     2.2 Excluded Liabilities. Except as specifically set forth on Schedule 2.1 or in the Assumption Agreement, Buyer will not assume and will not be liable for any liabilities of the Seller, the Subsidiary, the Business, Deltec, or any of their Affiliates, known or unknown, contingent or absolute, accrued or otherwise (the "Excluded Liabilities"), including but not limited to any liability: (a) set forth on Schedule 2.2; (b) for Taxes (as defined in Section 6.8) arising before the Effective Date and that are not reflected on Seller's February 28, 1998, financial statements; (c) relating to issuances of securities; (d) incurred in connection with distributions to shareholders or in connection with any corporate dissolution; (e) under any laws regarding employment practices, terms and conditions of employment and wages and hours; or (f) under any "Environmental Law," as defined in Section 6.22.

                                    ARTICLE 3
                                 PURCHASE PRICE

     3.1 Purchase Price. PA&E agrees to deliver to the Seller at Closing consideration for Buyer's purchase of the Assets (the "Purchase Price") consisting of: (a) $2,000,000 in cash (the "Cash Purchase Price"), and (b) unregistered shares (the "PA&E Shares") of PA&E's $.001 par value common stock. The number of PA&E Shares shall be determined by dividing $6,000,000 by the Market Price, as defined in Section 3.1.1.

          3.1.1 Market Price. "Market Price" means an amount equal to the average closing sale price of the PA&E Common Stock on the Nasdaq National Market System ("Nasdaq") for the 20 consecutive trading days immediately preceding the Closing Date, except that (a) if such formula produces a Market Price that is greater than $6.75, then the Market Price for purposes of this
Section 3.1 shall be equal to $6.75, and (b) if such formula produces a Market Price that is less than $5.75, then the Market Price for purposes of this
Section 3.1 shall be equal to $5.75.

     3.2 Allocation of Purchase Price. The parties agree, for purposes of IRS Form 8594, to allocate the fair market value of the Assets that constitute Class I, II, III, IV and V Assets (as defined in Treasury Regulation Section 1.1060-IT(d), as amended), in accordance with Schedule 3.2, which the parties agree to complete promptly after the Closing. The allocation prepared for Form 8594 purposes will be binding on Buyer and each of the Seller and the Subsidiary for all federal, state and local tax purposes. Buyer and each of the Seller and the

Subsidiary shall attach the Form 8594 in the agreed form to their respective applicable federal income tax returns.

                                    ARTICLE 4
                             CLOSING; EFFECTIVE DATE

     4.1 Closing. The Closing shall take place at the offices of Stoel Rives LLP, 3600 One Union Square, Seattle, Washington at 10:00 a.m. on the later of
(a) one day after all conditions under Article 9 are met, or (b) at such other place, date, and time as may be agreed upon by the parties (the "Closing Date"). The parties agree to use their best efforts to close one business day following the date that the Seller's Shareholders approve this Agreement and the Asset Sale.

     4.2 Effective Date. The parties agree that the effective date of this Agreement for state and federal tax and financial accounting purposes is the close of business on February 28, 1998 (the "Effective Date").

                                    ARTICLE 5
                REPRESENTATIONS AND WARRANTIES OF BUYER AND PA&E

     Buyer and PA&E, jointly and severally, represent and warrant to the Seller that the following statements are true and correct as of the date of this Agreement, and will be true and correct as of the Closing Date:

     5.1 Authorization. Buyer and PA&E are each corporations duly organized and validly existing under the laws of the State of Washington. Buyer and PA&E have each taken all corporate action necessary to authorize execution and delivery of, and performance of their obligations under, this Agreement. Buyer and PA&E each have full corporate power and authority to enter into and to carry out their obligations under this Agreement. This Agreement (a) has been approved by the Boards of Directors of Buyer and PA&E, (b) Buyer and PA&E each have duly executed and delivered this Agreement, and (c) this Agreement is a valid and binding obligation of Buyer and PA&E, enforceable against each of them in accordance with its terms.

     5.2 No Violations; Consents. Execution, delivery and performance of this Agreement by Buyer and PA&E will not conflict with, result in the breach of, or constitute a material default under: (a) their respective Articles of Incorporation or Bylaws, (b) any material note, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Buyer or PA&E is a party or by which either of them is bound, or (c) any statute, order, injunction, judgment, decree, rule or regulation of any court or regulatory authority or governmental body applicable to Buyer or PA&E. No consent or approval by any third person or public authority is required to authorize, or is required in connection with, execution, delivery or performance of this Agreement by Buyer or PA&E.

     5.3 PA&E Shares. At Closing, the Seller will acquire good title to the PA&E Shares, free and clear of all pledges, security interests, liens, charges, equities or claims, except as otherwise agreed to in this Agreement or as may be created by the Seller. The PA&E Shares shall be validly issued, fully paid and non-assessable upon delivery to the Seller at the Closing.

     5.4 SEC Reports. PA&E has filed all required reports, schedules, forms, statements, exhibits and other documents (collectively, the "SEC Reports") which it is required to file with the Securities and Exchange Commission (the "SEC"), since January 1, 1996, under the Securities Exchange Act of 1934, as amended, and any rules or regulations adopted under that act (the "Exchange Act").

     5.5 Material Adverse Changes. Except as disclosed in the SEC Reports or on
Schedule 5.5, there has been no material adverse change, on a consolidated basis, to PA&E or its subsidiaries, their assets or the businesses conducted by them, since December 31, 1997.

     5.6 Brokers. Neither Buyer nor PA&E has entered into or authorized any arrangements with any broker, finder, or investment banker that will result in payment of a fee in connection with this transaction.

     5.7 Disclosure. No representation or warranty made by Buyer or PA&E in this Agreement or in any certificate furnished or to be furnished by Buyer or PA&E to the Seller in connection with the transactions contemplated hereby contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

                                    ARTICLE 6
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller represents and warrants to Buyer and PA&E, jointly and severally, that the following statements are true and correct as of the date of this Agreement, and will be true and correct as of the Closing Date:

     6.1 Corporate Existence. The Seller and the Subsidiary are each corporations duly organized, validly existing and in good standing under the laws of the State of Washington. The Seller and the Subsidiary each have all necessary corporate power and corporate authority to own, lease, and operate their properties and assets and to carry on their businesses as now conducted and as proposed to be conducted. The Seller and the Subsidiary are each duly qualified or licensed to do business as a foreign corporation and are in good standing in each jurisdiction where the failure to be qualified or licensed would have a material adverse effect on the Business or the Assets.

     6.2 Authority. The Seller has full power and authority to enter into and carry out the terms of this Agreement. This Agreement (a) has been approved by the Seller's Board of Directors, (b) has been duly and validly executed and delivered by the Seller, and (c) is binding upon and enforceable against the Seller in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting the rights of creditors, and except as enforceability may be limited by rules of law governing specific performance, injunctive relief, or other equitable remedies.

     6.3 The Subsidiary.

          6.3.1 Capital Stock. The Subsidiary's authorized capital stock consists of 1,000 shares of common stock (the "Subsidiary's Common Stock"), of which 500 shares are issued and outstanding (the "Subsidiary's Shares"). The Seller is the owner of all of the Subsidiary's Shares, free and clear of any pledges, security interests, liens, encumbrances, or claims, and the Subsidiary's Shares are validly issued, fully paid and nonassessable. There is no subscription, option, warrant, call, right, agreement, or commitment relating to the issuance, sale, delivery, or transfer (including any right of conversion or exchange under any outstanding security or other instrument) of the Subsidiary's Common Stock. The Subsidiary has no outstanding obligations to repurchase, redeem, or otherwise acquire any of the outstanding shares of the Subsidiary's Common Stock. If the Subsidiary Distribution has not occurred by the Closing, then Buyer shall obtain good title to the Subsidiary's Shares at the Closing, free and clear of all pledges, security interests, liens, encumbrances, or claims.

          6.3.2 Liquidation or Merger. If the Subsidiary Distribution has not occurred by the Closing, then Buyer shall obtain good title to the Subsidiary's Assets free and clear of all pledges, security interest, liens, encumbrances, or claims, except for Permitted Liens. However, if the Subsidiary Distribution is effective before Closing, Buyer shall have received true and correct copies of the Subsidiary's Articles of Merger, certified by the Washington Secretary of State, or of the documents distributing the Subsidiary's Assets to the Seller, as the case may be.

     6.4 No Violations. Except for the required consents set forth on Schedule 6.5, the execution, delivery and performance of this Agreement by the Seller will not conflict with, result in the breach of, or constitute a default under
(a) the Articles of Incorporation or Bylaws of the Seller or the Subsidiary; (b) any note, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Seller or the Subsidiary is a party or by which either of them is bound, or (c) any statute, order, injunction, judgment, decree, rule or regulation of any court or regulatory authority or governmental body applicable to either the Seller or the Subsidiary.

     6.5 Consents. Except as set forth on Schedule 6.5, no consent or approval by any third person or public authority is required to authorize, or is required in connection with, the execution, delivery or performance of this Agreement by the Seller.

     6.6 Financial Statements. The Seller has furnished to Buyer and PA&E, or will furnish before Closing, complete and accurate copies of (a) the consolidated interim financial statements of the Seller through February 28, 1998, and (b) the Seller's audited financial statements for the fiscal years ended March 31, 1995, 1996 and 1997, consolidated with and consolidating the Subsidiary's financial statement for fiscal years ended March 31, 1996 and 1997 (collectively, the "Financial Statements"). Except as otherwise described in the Financial Statements or in the accompanying auditor reports, the Financial Statements (i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods specified, and (ii) fairly present the financial condition of the Seller and the Subsidiary as of the dates specified, and the results of their operations for the periods specified, subject in the case of unaudited interim financial statements to ordinary and recurring year-end adjustments.

     6.7 Material Adverse Changes. Except as set forth on Schedule 6.7, there has been no material adverse change to the Assets or the Business, since the date of the most recent of the Financial Statements.

     6.8 Taxes. Except as set forth on Schedule 6.8, (a) each of the Seller and the Subsidiary has timely paid all federal, state, local or foreign taxes, assessments, fees, imposts, levies and other charges, including without limitation all income, sales, use, business and occupation, withholding, payroll, employment, excise or property taxes or assessments, and interest and penalties thereon (collectively, "Taxes") that have become due and payable in the seven years preceding the Effective Date; (b) each of the Seller and the Subsidiary has timely filed all required returns and reports with respect to Taxes; (c) neither the Seller nor the Subsidiary (i) is subject to any dispute regarding Taxes, or (ii) has waived any statute of limitations relating to Taxes; and (d) no federal, state or local audits or administrative court proceedings are presently pending or threatened with regard to any Taxes.

     6.9 Absence of Indebtedness and Other Obligations. Except as set forth in the Financial Statements or as described on Schedule 6.9, neither the Seller nor the Subsidiary has (a) any Indebtedness (as defined below) of a material nature, or (b) any other obligations of a material nature, whether accrued, absolute, contingent or otherwise (including without limitation liabilities as a surety or guarantor) and whether due or to become due, including without limitation any liabilities for Taxes. "Indebtedness" means (i) all indebtedness of each of the Seller and the Subsidiary for borrowed money or for the deferred purchase price of property or services, including without limitation any indebtedness of either the Seller or the Subsidiary with respect to any shareholder or previous shareholder of either the Seller or the Subsidiary, and (ii) any other indebtedness of either the Seller or the Subsidiary which is evidenced by a note, bond, debenture or similar instrument.

     6.10 Real Property. Schedule 6.10 sets forth a complete and correct description of the Real Property. Except as set forth on Schedule 6.10, neither the Seller nor the Subsidiary owns any Real Property or is the lessor or sublessor under any lease of Real Property. Except as set forth in Schedule 6.10, each of the Seller and the Subsidiary has good and marketable title to all Real Property leased by them, free and clear of all mortgages, pledges, liens, conditional sales agreements, or other encumbrances of any kind. The Real Property (including improvements thereon) is in satisfactory condition and repair subject to normal wear and tear consistent with its present use, and is available for immediate use in the conduct of the Business. Neither the operations of the Business or any sublessee on the Real Property, nor any improvements on the Real Property, violate in any material respect any applicable building or zoning code or regulation of any governmental authority having jurisdiction.

     6.11 Tangible Personal Property. Schedule 6.11 contains a complete and accurate list of all tangible Personal Property with a current value in excess of $5,000 per item of personal property, that is owned or leased by either the Seller or the Subsidiary (the "Tangible Personal Property"), including the dates of and parties to any leases of tangible personal property. Each of the Seller and the Subsidiary owns all of the Tangible Personal Property, free and clear of all mortgages, pledges, security interests, claims, charges or other encumbrances, except as described on Schedule 6.11. The Tangible Personal Property is adequate for the conduct of the Business as currently conducted, is in satisfactory condition and repair subject to normal wear and tear consistent with its present use, and is available for immediate use in the conduct of the Business.

     6.12 Contracts. Schedule 6.12 contains a complete and accurate list and description of the Contracts having a value of $10,000 or more (the "Material Contracts"). Except as set forth in Schedule 6.12: (a) the Material Contracts are valid, binding and enforceable in accordance with their terms; (b) each of the Seller and the Subsidiary has performed, or is now performing, the obligations of, and is not in material default (and would not by the lapse of time or the giving of notice be in material default) under, any Material Contracts; (c) no party has raised any claim, dispute or controversy or withheld payments from either the Seller or the Subsidiary with respect to any Material Contracts, which claim, dispute, controversy or withholding of payment could, if such party were to prevail, have a material adverse effect, either individually or in the aggregate, on the Material Contracts; (d) no other party to a Material Contract is in material default or has breached any material term or provision of such Contract that has not previously been cured; (e) neither the Seller nor the Subsidiary has received notice or warning of alleged nonperformance, delay in delivery or other noncompliance with respect to any of the Material Contracts; nor any notice that the other parties may totally or partially terminate any of the Material Contracts; and (f) the Material Contracts are assignable and no other party to a Contract is required to consent to sale of the Assets to Buyer.

     6.13 Inventories. The inventories of the Seller and the Subsidiary shown on the most recent Financial Statements, or thereafter acquired, are all items of a quality usable or saleable in the ordinary course of the Business, except for inventory items that have been written down to an amount not in excess of realizable market value or for which adequate reserves or allowances have been provided.

     6.14 Intellectual Property. Schedule 6.14 contains a complete and accurate list of the Intellectual Property. Except as set forth on Schedule 6.14, (a) each of the Seller and the Subsidiary owns the Intellectual Property and, to the knowledge of the Seller, has the right to use and to transfer the Intellectual Property to Buyer free and clear of all liens, claims and encumbrances, (b) the use of the Intellectual Property by the Seller or the Subsidiary does not create any conflict with or infringe upon any rights of any other person known to either the Seller or the Subsidiary, (c) no claims of conflict or infringement have been asserted against either the Seller or the Subsidiary, (d) neither the Seller nor the Subsidiary is aware of any actual or threatened infringement of the Intellectual Property by any third parties, and (e) neither the Seller nor the Subsidiary has licensed to others, or agreed to license, any of the Intellectual Property, or entered into any contracts with respect thereto.

     6.15 Receivables. Buyer and PA&E have been provided access to information regarding all of the Accounts Receivable. The Accounts Receivable (a) have arisen in the ordinary course of the Business; (b) represent valid obligations due to either the Seller or the Subsidiary enforceable in accordance with their terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or (ii) general principles of equity which are within the discretion of courts of applicable jurisdiction; (c) have been collected or will be collected in the ordinary course of the Business, subject only to reserves for bad debts set forth on the Financial Statements, and (d) will not be subject to any recoupments, setoffs or counterclaims.

     6.16 Customer and Supplier Lists. Schedule 6.16 sets forth (a) a true and correct list of each of the Business' ten largest customers in terms of sales, and (b) a true and correct list of each of the Business' ten largest suppliers in terms of purchases, for the last three years. There has not been any material adverse change in either of the Seller's business relationship with any such customer or supplier. Neither the Seller nor the Subsidiary has reason to believe that any such customer or supplier intends to materially reduce the amount of business it conducts with the either the Seller or the Subsidiary.

     6.17 Compliance. Schedule 6.17 sets forth all governmental permits, registrations, authorizations and other approvals required to be obtained in order to operate the Assets or the Business. Except as set forth on Schedule 6.17, each of the Seller and the Subsidiary has all such permits, registrations, authorizations and other approvals. The Seller has exercised and will exercise, until the Closing, their best efforts to maintain and operate the Assets and the Business in compliance with all applicable laws, ordinances, codes and regulations. Except as set forth on Schedule 6.17, neither the Seller nor the Subsidiary has received notice of violation of (a) any applicable governmental permit, registration, authorization and other approval, (b) zoning regulation or ordinance, (c) Environmental Law (as defined in Section 6.22), Federal Occupational, Safety and Health Act, or comparable state laws, regulations and rulings, or (d) other law, order, regulation or requirement relating to the operation of the Assets or the Business, and, so far as is known to either the Seller or the Subsidiary, there is no such violation.

     6.18 Certain Interests. Except as set forth on Schedule 6.18, none of the previous or current shareholders of the Seller or the Subsidiary (a) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the Business or the Assets, (b) is indebted to either the Seller or the Subsidiary, (c) has any financial interest, direct or indirect, in any supplier or customer of, or other outside business which has any transactions with either the Seller or the Subsidiary. Except as set forth on Schedule 6.18, neither the Seller nor the Subsidiary is indebted to any of the Seller's Shareholders, except for amounts due under normal compensation arrangements and for reimbursement of ordinary business expenses.

     6.19 Employment Arrangements. Except as set forth on Schedule 6.19, (a) each of the Seller and the Subsidiary has provided Buyer and PA&E with a list of the names, positions, and current salaries of each of their respective employees and the names and addresses of any agency that currently supplies them with temporary workers, (b) each of such employees is an "at-will" employee, (c) there are no written employment, commission or compensation agreements of any kind between either the Seller or the Subsidiary and any of their respective employees, and (d) the Seller and the Subsidiary have paid all salaries, vacation pay, medical pay and other employee benefits or severance payments due to be paid as of the date of this Agreement and through the last payroll date immediately preceding the Closing Date. The Seller has provided to Buyer and PA&E true and complete copies of all employment manuals and policies currently in force that are generally provided to the employees of the Seller or the Subsidiary.

     6.20 Employee Benefits. All pension, retirement, profit sharing, deferred compensation, bonus, commission, incentive, life insurance, health and benefit plans or arrangements established, maintained, or adopted by either the Seller or the Subsidiary ("Benefit Arrangements") are listed in Schedule 6.20. Complete, accurate copies of all documents relating to the establishment, terms, and funding of such Benefit Arrangements have been provided to Buyer and PA&E. Each Benefit Arrangement has been and is maintained, operated, and administered in all material respects in compliance with its terms and any related documents or agreements, and in all material respects in compliance with all applicable laws. Neither the Seller nor the Subsidiary is aware of any pending or threatened assessment, complaint, proceeding, or investigation of any kind with respect to any Benefit Arrangement, or any pending material claims for benefits or expenses under any Benefit Arrangement.

     6.21 Labor Matters. Neither the Seller nor the Subsidiary is currently party to any collective bargaining arrangement, and, except as set forth on
Schedule 6.21, has never been party to any collective bargaining arrangement. Except as set forth on Schedule 6.21, neither the Seller nor the Subsidiary has any knowledge of the existence or threat of, and neither the Seller nor the Subsidiary has been party to, involved in, or aware of, for at least two years:
(a) any unfair labor practice or complaint of the existence of any unfair labor practice, (b) labor strike, slowdown or work stoppage, representation petition brought before the National Labor Relations Board, (c) grievance or arbitration proceeding arising out of or under any collective bargaining agreements, or (d) any violation by either the Seller or the Subsidiary of any applicable laws respecting employment practices, terms and conditions of employment and wages and hours in the two years preceding the date of this Agreement.

     6.22 Environmental Matters. Except as described in the Phase I and Phase II environmental assessments obtained by Buyer and PA&E (the "Environmental Reports") or on Schedule 6.22:

          6.22.1 neither the Seller nor the Subsidiary has received any request for information from any governmental agency with regard to Hazardous Substances or either the Seller's or the Subsidiary's compliance with any Environmental Law;

          6.22.2 neither the Seller, the Subsidiary, nor, to the best knowledge of the Seller, any other person, has used, treated, stored, disposed of, generated, manufactured, released or spilled any Hazardous Substance on the Real Property which would constitute a violation of or a reportable event under any Environmental Law;

          6.22.3 each of the Seller and the Subsidiary has all permits currently required by Environmental Law for the conduct of their respective businesses and the current use, occupancy or condition of the Real Property;

          6.22.4 all wastes generated by either the Seller or the Subsidiary has been properly transported off site and disposed of or recycled in compliance with all applicable Environmental Laws;

          6.22.5 neither the Seller, nor, to the best knowledge of the Seller, any other person, has disposed of any solid wastes, or spilled, released or disposed of any petroleum product or fraction thereof, on the Real Property;

          6.22.6 no material containing more than one percent by weight of asbestos is present in any of the improvements upon, or is otherwise located on, the Real Property; and

          6.22.7 no underground storage tanks are in use, out of service, closed or decommissioned on the Real Property (whether or not excluded from regulation under any Environmental Law). Schedule 6.22 describes the size, location, construction, date of installation, use and testing history of any such underground storage tanks.

"Hazardous Substance" means any hazardous, toxic, radioactive or infectious substance, material or waste as defined or listed under any Environmental Law. "Environmental Law" means any federal, state or local statute, regulation or ordinance pertaining to the protection of human health or the environment.

     6.23 Insurance. Schedule 6.23 contains a complete list of all insurance policies maintained by either the Seller or the Subsidiary, and the annual premium for each such policy. All premiums owing on such polices are paid in full and no notice of cancellation or termination has been received with respect to any such policies. Such policies (a) are in full force and effect, (b) are sufficient for compliance with all material requirements of law and of material agreements to which either the Seller or the Subsidiary is a party, and (c) provide insurance coverage for the Assets and operation of the Business comparable to that of companies similarly situated. Neither the Seller nor the Subsidiary has been refused any insurance with respect to the Assets or operation of the Business nor had coverage limited by any insurance carrier.

     6.24 Litigation. Except as set forth in Schedule 6.24, there is no action, dispute, claim, proceeding, suit, appeal or investigation pending or threatened against either the Seller or the Subsidiary that involves the Assets or the Business, or that questions the validity of this Agreement. To the knowledge of the Seller, there are no facts that could reasonably be expected to result in a judgment or other determination that would have a material adverse effect on the Assets or the Business, or that would cause this Agreement to be prohibited or enjoined.

     6.25 Banks. Schedule 6.25 contains a complete and accurate list of all banks in which either the Seller or the Subsidiary has an account or safe deposit box, and the names of all persons authorized to draw thereon or have access thereto.

     6.26 Letters of Credit and Powers of Attorney. Except as listed as Schedule 6.26, neither the Seller nor the Subsidiary has any outstanding letters of credit or powers of attorney, except routine powers of attorney relating to representation before governmental agencies or given in connection with or relating to permission to conduct business in a state or other jurisdiction.

     6.27 Absence of Questionable Payments. Neither the Seller, the Subsidiary, nor any director, officer, agent, employee or other person acting on behalf of either the Seller or the Subsidiary, has used, to the knowledge of the Seller, any funds for unlawful contributions, payments, gifts or entertainment or made any unlawful expenditures relating to political activity to any government official or other person. The Seller and the Subsidiary have adequate financial controls to prevent such unlawful contributions, payments, gifts, entertainment or expenditures, to the extent that any such use of funds would, in the aggregate, be material to the Business. Neither the Seller, the Subsidiary, nor any director, officer, agent, employee or other person acting on behalf of either the Seller or the Subsidiary, has accepted or received, to the knowledge of the Seller, any unlawful contributions, payments, gifts or expenditures in connection with the operation of the Assets or Business which would, in the aggregate, be material to the Assets or the Business.

     6.28 Brokers. Neither the Seller nor the Subsidiary has entered into or authorized any arrangements with any broker, finder, or investment banker that will result in payment of a fee in connection with this transaction, except for the agreement with Acquisition Services Group, Inc. All amounts due under that agreement shall be paid at Closing. The Seller shall indemnify Buyer and PA&E, jointly and severally, against any claim for payment under that agreement or any other claim by any person for a fee in connection with this transaction.

     6.29 Investment Intent. The Seller is acquiring the PA&E Shares for investment and not with a view to distribution, except (a) as may be required under the LeCave Agreement as defined in Section 9.2.12, and (b) distributions to the Seller's Shareholders upon the liquidation of the Seller. The Seller acknowledges that the PA&E Shares have not been registered under federal or state securities laws and cannot be resold without registration under such laws or an exemption therefrom. The Seller has knowledge and experience in financial and business matters, is capable of evaluating the merits and risks of an investment in the PA&E Shares, and can bear the economic risk of an investment in such shares.

     6.30 Reliance. Except to the extent that Buyer and PA&E have actual knowledge to the contrary, the Seller recognizes and agrees that Buyer and PA&E are relying upon the representations and warranties made by the Seller in this Agreement, notwithstanding any investigation by Buyer and PA&E.

     6.31 Undisclosed Liabilities. To the knowledge of the Seller, neither the Seller nor the Subsidiary has any liability or obligation (whether absolute, accrued, contingent or other, and whether due or to become due) not otherwise disclosed on the attached Schedules, or accrued, reserved against, or otherwise disclosed in the most recent Financial Statements, except liabilities disclosed on Schedule 6.31 as having been incurred in the ordinary course of business (a) after the date of the most recent Financial Statements, or (b) within 60 days prior to the date of the most recent Financial Statements, for which the Seller were not invoiced by such date.

     6.32 Disclosure. No representation or warranty made by either the Seller or the Subsidiary in this Agreement or certificate furnished or to be furnished by either the Seller or the Subsidiary to Buyer or PA&E in connection with the transactions contemplated by this Agreement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading. Notwithstanding any provision of this Agreement to the contrary, any information specifically disclosed in one Schedule to this Agreement shall be deemed to be disclosed for all purposes of this Agreement. Certain information set forth in the Schedules to this Agreement is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Seller in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality (and the actual standard materiality may be higher or lower than the matters disclosed by such information).

                                    ARTICLE 7
                    REPRESENTATIONS AND WARRANTIES OF DELTEC

     Deltec represents and warrants to Buyer and PA&E, jointly and severally, that the following statements are true and correct as of the date of this Agreement, and will be true and correct as of the Closing Date:

     7.1 Corporate Existence; Authority. Deltec is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Deltec has full power and authority to enter into and carry out its obligations under this Agreement. This Agreement (a) has been approved by Deltec's Board of Directors, (b) has been duly and validly executed and delivered by Deltec, and
(c) is binding upon and enforceable against Deltec in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting the rights of creditors, and except as enforceability may be limited by rules of law governing specific performance, injunctive relief, or other equitable remedies.

     7.2 No Violations. Except for the required consents set forth on Schedule 7.3, the execution, delivery and performance of this Agreement by Deltec will not conflict with, result in the breach of, or constitute a default under (a) its Articles of Incorporation or Bylaws; (b) any note, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Deltec is a party or by which it is bound, or (c) any statute, order, injunction, judgment, decree, rule or regulation of any court or regulatory authority or governmental body applicable to Deltec.

     7.3 Consents. Except as set forth on Schedule 7.3, no consent or approval by any third person or public authority is required to authorize, or is required in connection with, the execution, delivery or performance of this Agreement by Deltec.

     7.4 Brokers. Deltec has not entered into or authorized any arrangements with any broker, finder, or investment banker that will result in payment of a fee in connection with this transaction , except for the agreement with Acquisition Services Group, Inc.

     7.5 Reliance. Except to the extent that Buyer and PA&E have actual knowledge to the contrary, Deltec recognizes and agrees that Buyer and PA&E are relying upon the representations and warranties made by Deltec in this Agreement, notwithstanding any investigation by Buyer and PA&E.

     7.6 Disclosure. No representation or warranty made by Deltec in this Agreement or certificate furnished or to be furnished by Deltec to Buyer or PA&E in connection with the transactions contemplated by this Agreement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

                                    ARTICLE 8
                                    COVENANTS

     8.1 Covenants of the Seller and Deltec. The Seller and Deltec agree that, between the date of this Agreement and the Closing Date, unless Buyer and PA&E consent otherwise in writing, the Seller and Deltec shall comply with the following covenants:

          8.1.1 Shareholder Approval.

               a. Shareholders Meeting. The Seller's Board of Directors shall submit a summary of this Agreement and the Asset Sale (in a form reasonably acceptable to PA&E's counsel) to the Seller's Shareholders for approval, as required by Washington law, at a shareholders' meeting (the "Shareholders' Meeting") to be held as soon as reasonably practicable after the date of this Agreement.

               b. Notice of Meeting. The Seller shall provide the Seller's Shareholders with notice of the Shareholders' Meeting, as required under Washington law and in a form reasonably acceptable to PA&E's counsel. The notice shall contain (a) the statement that the Seller's Shareholders are or may be entitled to assert dissenters' rights under Revised Code of Washington ss.23B.12 et. seq. (the "Dissenters' Rights Statute"), (b) a copy of the Dissenters' Rights Statute, and (c) a statement that the Seller shall promptly deliver a copy of this Agreement to any of the Seller's Shareholders who request a copy, at the Seller's expense. The Seller shall provide to Buyer's and PA&E's counsel, promptly after such notice has been provided, with (i) copies of all such notices, and (ii) a certificate of the Seller's corporate secretary certifying the mailing of such notice to all of the Seller's Shareholders, including but not limited to each of the Seller's Shareholders listed on the Seller's common stock ledger dated March 10, 1998.

               c. Voting. At the Shareholders' Meeting, Deltec (a) shall vote its shares in the Seller to approve this Agreement and the Asset Sale, and (b) shall cause ARC to vote its shares in the Seller to approve this Agreement and the Asset Sale.

          8.1.2 Intercompany Liabilities.

               a. Owed to Deltec. The Seller shall repay $200,000 in intercompany liabilities owed to Deltec by delivering to Deltec before or at Closing, a promissory note in the initial principal amount of $200,000 (the "Deltec Note"). The Deltec Note shall be payable in three payments as follows:
(i) $100,000 principal plus accrued interest due immediately after the effectiveness of the Closing, (ii) $50,000 principal plus accrued interest due six months after the Closing Date, and (iii) $50,000 principal plus accrued interest due 12 months after the Closing Date. The Deltec Note shall accrue interest, from and after the date of issuance, at 9% per annum. The Deltec Note will allow prepayment at any time without penalty.

               b. E&N Lease Buyout. The Seller shall purchase the Equipment subject to the leases between E&N, Inc. (an affiliate of Deltec) and ESN Corporation (a dissolved or to be dissolved subsidiary of the Seller), for $20,000 (the "E&N Lease Buyout Price"), in exchange for cancellation of such leases. The Seller shall pay the E&N Lease Buyout Price by delivering to E&N, Inc. before or at Closing a promissory note in the initial principal amount of $20,000 (the "E&N Note"). All principal and accrued interest on the E&N Note shall be due in full immediately after the effectiveness of the Closing. The E&N Note shall accrue interest, from and after the date of issuance, at 9% per annum. The E&N Note will allow prepayment at any time without penalty.

          8.1.3 Environmental. Before Closing, the Seller shall take the following actions, in accordance with applicable environmental regulations:

               a. Remove and properly dispose off-site of the pile of waste metal chips buried on the grounds of the Vancouver, Washington facility;

               b. Complete the secondary containment in the chemical storage room required by a notice letter from the State of Washington Department of Ecology, unless the need for such containment is waived in writing by the Department of Ecology; and

               c. Obtain and provide a copy of the following documents to Buyer and PA&E: (1) spill prevention and control plan, (2) required pollution prevention reports, and (3) certifications of completed hazardous communications training for persons employed by either the Seller or the Subsidiary for more than six months.

          8.1.4 Business Operations. The Seller and the Subsidiary shall (a) conduct the Business in a reasonable and prudent manner in accordance with past practices, (b) use their best efforts to preserve the Business and relationships with their employees, customers, suppliers, and others, (c) preserve and protect the Assets, and (d) conduct the Business in compliance with all applicable laws and regulations.

          8.1.5 Access. The Seller and the Subsidiary shall permit Buyer and PA&E and their authorized representatives to contact customers and suppliers of each of the Seller and the Subsidiary, which shall be conducted with an authorized representative of the Seller. The Seller and the Subsidiary shall grant Buyer and PA&E, and their authorized representatives, reasonable access to, and make available for inspection, during normal business hours, (a) the premises in which the Seller and the Subsidiary conduct the Business, (b) all of the Seller's and the Subsidiary's books, records, and personnel files, and (c) such financial data, operating data, and other information as Buyer and PA&E shall reasonably request.

          8.1.6 Dividends; Changes in Capital Stock. Except as otherwise required or permitted in this Agreement, neither the Seller nor the Subsidiary shall (a) declare, set aside, or pay any dividends on, or make any distributions in respect of, any of their capital stock, (b) split, combine, or reclassify any of their capital stock or issue, authorize, or propose the issuance of any other securities in respect of, in lieu of, or in substitution for shares of their capital stock, or (c) repurchase, redeem, or otherwise acquire any shares of their capital stock or any other outstanding securities. Until the Closing is consummated, Deltec shall not transfer any of the shares of the Seller's common stock held by it.

          8.1.7 No Acquisitions or Borrowings. Except as set forth in Section 8.1.2, neither the Seller nor the Subsidiary shall (a) acquire or agree to acquire by merger or consolidation with, or by purchase of a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire any other assets, except that the Seller may merge with the Subsidiary or otherwise acquire all of the Subsidiary's assets, or (b) engage in any borrowings, indebtedness, or similar obligations (other than trade debt or draws on the Seller's bank line of credit in the ordinary course of the Business).

          8.1.8 No Dispositions. Except as set forth in Section 8.1.2, neither the Seller nor the Subsidiary shall sell, lease, encumber, pledge, grant a security interest in, or otherwise dispose of, or agree to sell, lease, or otherwise dispose of, any of the Assets or any interest in the Assets, except in the ordinary course of the Business consistent with prior practice.

          8.1.9 Employee Compensation. Neither the Seller nor the Subsidiary shall (a) grant any increase in the compensation or rate of compensation payable or to become payable to any officer, employee, or director, except for usual and customary increases to non-exempt employees if PA&E approves such increases before their grant, (b) set aside, pay or accrue for or on behalf of any person, any bonus, profit sharing, retirement, insurance, death, fringe benefit, severance, or other extraordinary or indirect compensation, other than as required by plans or agreements in effect on the date of this Agreement, or (c) amend or make any commitment to enter into or amend any employment, consulting, employee benefit, or other similar agreement.

          8.1.10 Contracts. Neither the Seller nor the Subsidiary shall waive any material right or cancel any Material Contract or assume or enter into any Material Contract, lease, License, obligation, indebtedness, commitment, purchase or sale, except in the ordinary course of the Business.

          8.1.11 No Solicitation. Neither the Seller, the Subsidiary nor Deltec shall, directly or indirectly, solicit, or encourage any person, entity, or group (other than Buyer and PA&E), or enter into any negotiations, discussions or communications with such persons, concerning any other exchange, merger, sale of substantially all of the Assets not in the ordinary course of the Business, or sale of any capital stock, of the Seller.

          8.1.12 Material Changes. The Seller and Deltec shall promptly inform Buyer and PA&E of (a) any material adverse change (or any condition, event, or development that would cause a material adverse change) in the financial condition, prospects or operations of the Business or the Assets, (b) any institution or threat of any governmental complaints, investigations or hearings that affects the Business or the Assets, and (c) the institution or threat of litigation involving the Business, the Assets or this Agreement.

     8.2 Covenants of Buyer and PA&E . Buyer and PA&E agree that, between the date of this Agreement and the Closing Date, unless the Seller and Deltec consent in writing, Buyer and PA&E shall comply with the following covenants:

          8.2.1 Access. PA&E shall permit the Seller and Deltec and their authorized representatives reasonable access to, and make available for inspection, during normal business hours, the premises in which PA&E conducts its business and such financial data, operating data, and other information regarding PA&E as the Seller and Deltec shall reasonably request.

                                    ARTICLE 9
                         CONDITIONS PRECEDENT TO CLOSING

     9.1 Condition to Each Party's Obligations. The obligations of each party under this Agreement are subject to the fulfillment, at or prior to Closing, of the following conditions (unless waived in writing by all parties):

          9.1.1 Pre-Closing Inventory. At Buyer's election, the Seller and Buyer shall have completed a joint inventory of the Assets immediately prior to Closing. The parties agree to fully cooperate with each other in planning and conducting such inventory. Representatives of PA&E and the Seller, and Deltec if it elects to participate, shall be present for such inventory.

     9.2 Conditions to Buyer's Obligations. The obligations of Buyer and PA&E under this Agreement are subject to the fulfillment, at or prior to Closing, of the following conditions (unless waived in writing by Buyer and PA&E ):

          9.2.1 Consents. All releases, authorizations, consents, and approvals required to be obtained from any third-party, including those listed on Schedule 6.5, shall have been obtained in a form reasonably satisfactory to Buyer and PA&E.

          9.2.2 Corporate Approval. The execution, delivery and performance of this Agreement shall have been approved by the Seller's Shareholders. The Seller shall have provided Buyer and PA&E with (a) a copy of the Shareholders' Meeting notice that was sent to each of the Seller's Shareholders, together with all attachments, enclosures and the secretary's certificate specified in Section 8.1.1(b), (b) any notices from Seller's Shareholders which purport to assert dissenter's rights with regard to the Asset Sale, and (c) evidence of full payment, and a copy of the certificate, for the shares of Seller's common stock issued to Martin McEntire.

          9.2.3 Representations, Warranties and Covenants. The representations and warranties of the Seller and Deltec contained in this Agreement shall be true and correct in all material respects as of Closing as if made on and as of the Closing Date. The Seller and Deltec shall have each performed and complied with all covenants or conditions required by this Agreement to be performed and complied with by them prior to Closing.

          9.2.4 Officer's Certificate. The Seller shall have executed and delivered to Buyer and PA&E a certificate in which a duly authorized officer certifies: (a) satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.3 as of the Closing Date, and (b) copies of

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
the resolutions of the Seller's Shareholders and Board of Directors, authorizing the execution, delivery and performance of this Agreement and all other agreements executed by Seller in connection with this Agreement. Deltec shall have executed and delivered to Buyer and PA&E a certificate in which a duly authorized officer certifies copies of the resolutions of Deltec's Board of Directors, authorizing the execution, delivery and performance of this Agreement and all other agreements executed by Deltec in connection with this Agreement.

          9.2.5 Litigation. No litigation, investigation or proceeding shall have been instituted or threatened by any third party which would materially adversely affect the Assets, the Business, or the ability of any party to this Agreement to comply with the provisions of this Agreement.

          9.2.6 Environmental Issues. Buyer and PA&E shall have obtained the Environmental Reports, and the Environmental Reports shall be reasonably acceptable to Buyer and PA&E. The Seller shall have completed the actions required under Section 8.1.3.

          9.2.7 Financial Statements. The Seller has delivered the February 28, 1998 interim Financial Statements to Buyer and PA&E in a form acceptable to Buyer and PA&E, in hard copy and on floppy disk.

          9.2.8 Subsidiary Shares. If the Subsidiary Distribution has not occurred prior to Closing, then the Seller shall have delivered to Buyer and PA&E the original certificate or certificates representing the Subsidiary Shares, together with appropriate stock powers transferring such shares to Buyer.

          9.2.9 Documents. The Seller shall have executed and delivered the following documents to Buyer and PA&E:

               a. Bill of Sale.
               b. Lease Assignment.
               c. Assumption Agreement.
               d. Investment Letter in substantially the form attached as
                  Exhibit D.
               e. Real estate excise tax affidavit covering leasehold
                  improvements.

          9.2.10 Employment Arrangements. Mr. Preve and Mr. LeCave shall have each executed and delivered employment agreements with Buyer in a form mutually acceptable to Buyer and Mr. Preve and Mr. LeCave, respectively (the "Employment Agreements").

          9.2.11 D&T Agreement. The Seller shall have delivered to Buyer and PA&E a copy of the fully-executed Settlement and Release Agreement with the Subsidiary, Displays & Technologies, Inc., a California corporation ("D&T") and Mr. LeCave (who is also D&T's president and majority shareholder), in a form reasonably acceptable to Buyer and PA&E (the "D&T Agreement"). Pursuant to the D&T Agreement, ESC shall have delivered to D&T (a) all cash due to D&T under the D&T Agreement, and (b) the stock certificates representing all shares of D&T common stock currently held by Seller, together with appropriate stock powers.

          9.2.12 LeCave Agreement. Mr. LeCave, the Seller, the Subsidiary and D&T shall have delivered to Buyer and PA&E a copy of the fully-executed agreement between the Seller and Mr. LeCave for the compensation of services rendered by Mr. LeCave to the Seller in connection with the Asset Sale in a form reasonably acceptable to Buyer and PA&E (the "LeCave Agreement").

          9.2.13 Deltec Note. The Seller shall have delivered to PA&E and Buyer the original Deltec Note (which shall have been stamped paid if the Seller has paid it in full before Closing).

          9.2.14 ESN Corporation. ESN Corporation shall have been dissolved and its assets distributed to the Seller, its sole shareholder, and PA&E and Buyer have received evidence of such dissolution and distribution. The leases between Seller and ESN Corporation, and between ESN Corporation and E&N, Inc., shall have been terminated and the assets subject to such leases shall have been conveyed to the Seller to become part of the Assets. The Seller shall have delivered to PA&E and Buyer (a) evidence satisfactory to PA&E and Buyer of such lease termination and asset distribution, and (b) the original E&N Note (which shall have been stamped paid if the Seller has paid it in full before Closing).

          9.2.15 Title Policy. Buyer shall have received a Standard Coverage leasehold title insurance policy insuring its leasehold interest in the Real Property located in Vancouver, Washington for such property's fair market value, subject to no exceptions other the Permitted Liens and the real estate excise tax due by virtue of the conveyance of the leasehold improvements located on such Real Property.

          9.2.16 Seller's Name Changes. The Seller, and also the Subsidiary if the Subsidiary Distribution has not occurred by Closing, shall have delivered to Buyer and PA&E duly authorized Articles of Amendment to their Articles of Incorporation changing their respective names to anything except "Electronic Specialty Corporation", "ESC" "Displays & Technologies, Inc." or "D&T", or any derivative thereof; provided that Buyer and PA&E shall not file such Articles of Amendment until Closing.

          9.2.17 No Material Adverse Change. There shall have been no materially adverse changes in the financial condition, operations, or prospects of the Business or Assets, between the date of this Agreement and the Closing Date, that have not been cured to Buyer's and PA&E's satisfaction before Closing.

          9.2.18 Control. Each of the Seller and the Subsidiary shall have taken all steps necessary or desirable to place Buyer in actual possession and operating control of the Assets and the Business, including but not limited to delivering to Buyer all keys, passcards and other access devices to the Real Property.

          9.2.19 Actions Satisfactory to Buyer's and PA&E's Counsel. All actions, proceedings, instruments and documents required to be carried out by or in connection with this Agreement, and all other relevant legal matters, shall be reasonably satisfactory to counsel for Buyer and PA&E.

          9.2.20 Compliance with Securities Laws. All actions shall have been taken and all filings shall have been made which PA&E's counsel deems to be necessary and appropriate for issuance of the PA&E Shares in compliance with federal and applicable state securities laws. The parties agree that this condition does not require the registration of the PA&E Shares under the Securities Act of 1933, as amended (the "Securities Act"), or under any state blue sky law.

     9.3 Conditions to the Seller and Deltec's Obligations. The obligations of the Seller and Deltec under this Agreement are subject to the fulfillment, at or prior to Closing, of the following conditions (unless waived in writing by the Seller and Deltec):

          9.3.1 Consents. All releases, authorizations, consents, and approvals required to be obtained from any third-party, including those listed on Schedule 6.5, shall have been obtained in a form satisfactory to the Seller and Deltec.

          9.3.2 Representations, Warranties and Covenants. The representations and warranties of Buyer and PA&E contained in this Agreement shall be true and correct in all material respects as of the Closing as if made on and as of the Closing Date. Buyer and PA&E shall have performed and complied with all covenants or conditions required by this Agreement to be performed and complied with by them prior to Closing.

          9.3.3 Officer's Certificate. Buyer and PA&E shall have executed and delivered to the Seller a certificate in which a duly authorized officer of Buyer and PA&E certifies: (a) satisfaction of the conditions set forth in Sections 9.3.1 and 9.3.2 as of the Closing Date, and (b) copies of the resolutions of Buyer's and PA&E's Boards of Directors authorizing the execution, delivery and performance of this Agreement and all other agreements executed in connection with this Agreement.

          9.3.4 Litigation. No litigation, investigation or proceeding shall have been instituted or threatened by any third party which would materially adversely affect the ability of any party to this Agreement to comply with the provisions of this Agreement.

          9.3.5 Corporate Approval. The execution, delivery and performance of this Agreement shall have been approved by the Seller's Shareholders.

          9.3.6 Purchase Price. PA&E shall have delivered to the Seller (a) the Cash Purchase Price, and (b) the certificates representing the PA&E Shares.

          9.3.7 Documents. Buyer shall have executed and delivered the following documents to the Seller:

               a. Lease Assignment.
               b. Assumption Agreement.
               c. Real estate excise tax affidavit covering leasehold
                  improvements.

          9.3.8 Employment Agreements. Buyer shall have each executed and delivered the Employment Agreements to Mr. Preve and Mr. LeCave.

          9.3.9 Other Agreements. D&T and Mr. LeCave shall have executed and delivered the D&T Agreement to the Seller and the Subsidiary. Mr. LeCave shall have executed and delivered the LeCave Agreement to the Seller.

          9.3.10 No Material Adverse Change. There shall have been no materially adverse changes in the business, assets, financial condition, operations, or prospects of Buyer or PA&E, on a consolidated basis with its subsidiaries, between the date of this Agreement and the Closing Date, that have not been cured to the Seller's and Deltec's satisfaction before Closing.

          9.3.11 Actions Satisfactory to Seller's and Deltec's Counsel. All actions, proceedings, instruments and documents required to be carried out by or in connection with this Agreement, and all other relevant legal matters, shall be reasonably satisfactory to counsel for the Seller and Deltec.

                                   ARTICLE 10
                                   TERMINATION

     10.1 Right to Terminate. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated in this Agreement abandoned at any time prior to Closing:

          10.1.1 Mutual Consent. By mutual consent of Buyer, PA&E, the Seller and Deltec;

          10.1.2 Delay. Either by Buyer and PA&E, or by the Seller and Deltec, if the Closing has not occurred by April 30, 1998. However, the right to terminate this Agreement under this Section 10.1.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date;

          10.1.3 Court Order. Either by Buyer and PA&E, or by the Seller and Deltec, if a court or governmental agency of competent jurisdiction shall have issued an order, decree, or ruling permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling, or other action shall have become final and nonappealable;

          10.1.4 Breach by Buyer or PA&E. By the Seller and Deltec if either of Buyer or PA&E (a) breaches any of their representations or warranties in any material respect, or (b) fails to comply in any material respect with any of their covenants or agreements, contained in this Agreement; or

          10.1.5 Breach by the Seller or Deltec. By Buyer and PA&E if the either the Seller or Deltec (a) breaches any of their representations or warranties in any material respect, or (b) fails to comply in any material respect with any of their covenants or agreements, contained in this Agreement.

     10.2 Effect of Termination. The party choosing to terminate this Agreement under Section 10.1 shall give prior written notice of termination to the other party. The parties shall thereafter be released from all liabilities and obligations arising under this Agreement, unless such termination arises from a breach of this Agreement or except as otherwise provided in this Agreement. Nothing in this Agreement shall relieve any party from liability for any willful breach of this Agreement.

                                   ARTICLE 11
                               FURTHER AGREEMENTS

     11.1 News Releases. Except for notice of the Shareholders' Meeting or as otherwise required by law, neither the parties to this Agreement, nor any person affiliated with any of them, will issue or approve a news release or other announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior approval of the other parties as to the contents of the announcement and its release. This section shall not apply to reports filed under Section 11.2(d).

     11.2 Confidentiality. From the date of this Agreement, and continuing after the Closing and the Closing Date, no information concerning one party that has been furnished to or obtained by the other party in connection with this Agreement may be disclosed to any person other than in confidence to employees, legal counsel, financial advisers or independent public accountants who reasonably need to know such information in connection with the transactions contemplated by this Agreement. If such disclosure is required, the disclosing party shall provide the other parties with a copy of the proposed disclosure prior to making the disclosure. However, this obligation shall not apply to information that (a) is, or becomes, publicly available from a source other than the other party, (b) was known and can be shown to have been known by the other party at the time of its receipt, (c) is received by the other party from a third party without breach of this Agreement, (d) is required by law or court order to be disclosed, including required disclosure by Buyer and PA&E under the rules of the SEC or any state securities law, or (e) is disclosed in accordance with the written consent of the other party.

     11.3 Non-Competition and Non-Solicitation.

          11.3.1 Non-Competition.

               a. Covenant. Each of the Seller and Deltec agree that for a period of five years after Closing, it will not, directly or indirectly through an affiliate, (i) contact any customers of Buyer, PA&E, or any of PA&E's subsidiaries, (ii) engage or participate in, or become employed by or render advisory or consulting or other services in connection with any Prohibited Business, as defined below, or (iii) make any financial investment, whether in the form of equity or debt, or own any interest, directly or indirectly, in any Prohibited Business.

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
               b. Exception. Nothing in this Section 11.3.1 shall restrict either the Seller, the Subsidiary, Deltec or their affiliates from making any investment in any company whose stock is listed on a national securities exchange or actively traded in the over-the-counter market; provided that such investment does not give the Seller, the Subsidiary or Deltec the right or ability to control or influence the policy decisions of any Prohibited Business.

               c. Prohibited Business. "Prohibited Business" means any business entity whose activities or products are directly competitive with the business, activities or products engaged in or produced by Buyer, PA&E, or any of PA&E's subsidiaries as of the Closing Date, and which has contact, or seeks to establish contact (including without limitation by making or soliciting sales or submitting bids), with any business or governmental entity in the United States that is, at any time, a customer of Buyer, PA&E, or any of PA&E's subsidiaries.

          11.3.2 Non-Solicitation. Each of the Seller, the Subsidiary and Deltec agrees that for a period of five years after Closing, it will not, directly or indirectly through an affiliate, (a) solicit, induce, or encourage any employee of Buyer, PA&E, or any of PA&E's subsidiaries to leave such employment or interfere with any employment relationship between Buyer, PA&E, or any of PA&E's subsidiaries and any of their employees, or (b) hire or encourage or assist any other person to hire any person who has been an employee of Buyer, PA&E, or any of PA&E's subsidiaries within the previous three months of the date of such hire.

          11.3.3 Reasonableness. Each of the Seller, the Subsidiary and Deltec agrees and acknowledges that the covenants set forth in Sections 11.3.1 and 11.3.2, (a) do not impose unreasonable restrictions or work a hardship on it or its affiliates, (b) are necessary and fundamental to the protection of the Business to be conducted by Buyer, (c) are reasonable as to scope, duration, and territory, (d) are given as a condition to Buyer and PA&E entering into this Agreement, (e) are necessary to preserve the value of the Assets, and (f) are for the purpose of restricting the activities of each of the Seller, the Subsidiary, Deltec and their affiliates only to the extent necessary for the protection of the legitimate business interests of Buyer and PA&E.

          11.3.4 Injunctive Relief. Each of the Seller and Deltec acknowledges and agrees that (a) any damages sustained by Buyer and PA&E as a result of a breach of this Section 11.3 cannot be adequately remedied by damages, and (b) that Buyer and PA&E, notwithstanding any other provision of this Agreement, and in addition to any other remedy they may have under this Agreement or at law, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of this Section 11.3.

     11.4 Restrictions on PA&E Shares.

          11.4.1 Securities Laws. Subject to the satisfaction of the conditions set forth in Sections 9.1 and 9.2, PA&E will issue the PA&E Shares to the Seller pursuant to available state and federal exemptions from registration. The PA&E Shares will not be registered under the Securities Act, or pursuant to the blue sky laws of any state, and PA&E will have no obligation to register the PA&E Shares. The PA&E Shares will bear a legend restricting their transferability.

          11.4.2 Lock-up Agreement. Except for the PA&E Shares distributable to Martin McEntire under the letter agreement between Mr. McEntire and the Seller dated April __, 1998, the Seller shall not sell, distribute to its shareholders, or otherwise transfer, (a) any of the PA&E Shares for the first 12-month period following the Closing Date, or (b) more than 50% of the PA&E Shares, in increments of no more than 4.1667% per month, during the second 12-month period following the Closing Date. The period for which any PA&E Shares are non-transferable under subsection (a), above, together with the period for which 50% of the PA&E Shares are non-transferable under subsection (b), above, is referred to in this Agreement as the "Lock-up Period" as to those shares. Seller agrees to obtain and deliver to Buyer an Investment Letter from (i) each of Seller's Shareholders if and when Seller distributes PA&E Shares to any of Seller's Shareholders, and (ii) Mr. LeCave when Seller distributes PA&E Shares to him under the LeCave Agreement, after expiration of the Lock-up Period.

          11.4.3 SEC Reports. PA&E agrees to: (a) timely file the SEC Reports and to take such further actions as are required by the Securities Act or the Exchange Act in order for the holders of the PA&E Shares to sell such shares pursuant to Rule 144 of the Securities Act, except to the extent that transfer of the PA&E Shares would be prohibited under Section 11.4.2 of this Agreement or by Rule 144, and (b) upon written request from such holders in connection with the sale of the PA&E Shares, to deliver a written statement as to whether PA&E has complied with such requirements.

     11.5 Closing Costs and Prorations.

          11.5.1 Seller's Closing Costs. Except as otherwise agreed by the parties in writing, the Seller will pay: (a) any sums due with respect to licenses, fees, and charges related to the Assets and the discharge of any encumbrances affecting the Assets, except Permitted Liens; (b) the premium for the title insurance obtained pursuant to Section 9.2.15; (c) any real estate excise taxes payable on the conveyance of the Real Property or any leasehold improvements located on the Real Property; (d) the prorations described below; and (e) any other applicable usual and customary closing costs paid by Seller.

          11.5.2 Buyer's Closing Costs. Except as otherwise agreed by the parties in writing, PA&E will pay: (a) any recording fees in connection with conveyance of the Assets; (b) any sales or use taxes payable on the conveyance of the Personal Property; (c) the prorations described below; and (d) any other applicable usual and customary closing costs paid by buyers.

          11.5.3 Prorations. PA&E and the Seller agree to pay their respective prorated shares of all operating expenses of the Business as set forth on
Schedule 11.5, including but not limited to rent, property taxes, utilities, services, and other applicable items that are customarily prorated. All prorations shall be as of the Effective Date.

          11.5.4 Insurance. The Seller and the Subsidiary are solely responsible for insuring the Assets against casualty and general liability until Closing. After Closing, Buyer is solely responsible for either assuming the Seller's and the Subsidiary's existing insurance policies, to the extent they are assumable, or obtaining such other insurance as Buyer may desire. If Buyer elects to assume the Seller's and the Subsidiary's existing assumable insurance polices, the current year premium for such policies will be prorated under Section 11.5.3, above.

     11.6 Costs, Expenses and Professional Fees. Except as provided otherwise in this Agreement, the parties each agree to bear their own costs and expenses, including without limitation all fees of attorneys, accountants, brokers and other service providers incurred in connection with the negotiation and preparation of this Agreement, and with any due diligence conducted, and documents required to be executed, in connection with this Agreement.

     11.7 Investment in Seller. PA&E agrees that it will invest up to $6,000,000 into Buyer after the Closing, in such form and amounts and at such times as PA&E shall determine, in its sole discretion.

     11.8 Board of Directors. After the Closing Date, PA&E shall recommend Mr. Zamorano to PA&E's nominating committee as a candidate to fill the current vacancy on PA&E's Board of Directors. PA&E shall use its best efforts to encourage the nominating committee to nominate, and the Board of Directors to appoint, Mr. Zamorano to fill such vacancy.

     11.9 Termination of Benefit Plans. The Seller agrees to terminate its current 401(k) plans and all other employee benefit plans, as soon as practicable after the Closing.

     11.10 Accountants' Consent. The Seller and Deltec agree to (a) authorize Price Waterhouse to consent, from time to time, to the disclosure of any audited Financial Statements prepared by such firm in any reports filed with the SEC by PA&E, and (b) to assist PA&E in obtaining all such consents.

     11.11 Qualification in California. The Seller agrees to provide, and to cause the Subsidiary to provide such information as Buyer or PA&E may request to facilitate Buyer's application for qualification to do business as a foreign corporation in the State of California.

     11.12 Employees.

          11.12.1 Continued Employment. Effective as of the Closing Date, Buyer shall employ, on an "at will" basis, all persons who are employed by the Seller and the Subsidiary as of the Closing Date (including, without limitation, those on temporary layoffs or approved leaves of absence) ("Employees") on terms and conditions substantially equivalent to the terms and conditions of employment then provided by the Seller and the Subsidiary, including, without limitation, job responsibilities, wages and compensation no less favorable than are applicable to each such Employee immediately before the Closing Date.

          11.12.2 WARN Act Obligations. Buyer will comply fully, if applicable, with the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act") and all other applicable foreign, federal, state and local laws, including those prohibiting discrimination and requiring notice to employees. Following the Closing Date, Buyer shall not effectuate a "plant closing" or "mass layoff", as those terms are defined in the WARN Act, within 90 days after the Closing Date without complying fully with the requirements of the WARN Act, including the requirement of 60-day's prior written notice of such actions to the affected Employees. PA&E or Buyer will bear the cost of compliance with (or failure to comply with) any such laws.

                                   ARTICLE 12
                            SURVIVAL; INDEMNIFICATION

     12.1 Survival. Except as otherwise specified in this Agreement, the representations, warranties, covenants and agreements of the parties contained in this Agreement, or in any certificate or agreement delivered in accordance with this Agreement, shall survive (a) the execution and delivery of this Agreement, (b) any investigation by or on behalf of any party, and (c) the Closing.

     12.2 Indemnification by the Seller and Subsidiary.

          12.2.1 Indemnification. The Seller, and the Subsidiary if the Subsidiary Distribution has occurred and the capital stock of the Subsidiary is not transferred to Buyer at Closing, shall indemnify Buyer and PA&E, and any of their subsidiaries, affiliates, directors, officers, employees and agents ("Affiliates") and hold them harmless from and against all losses, costs, expenses, damages or liabilities, including reasonable attorney fees (collectively, "Damages"), incurred by Buyer, PA&E or their Affiliates as the result of or in connection with: (a) any breach or inaccuracy of any representation or warranty of either the Seller, the Subsidiary or Deltec made in this Agreement, (b) any failure by either the Seller, the Subsidiary or Deltec to fulfill any of their covenants or other agreements contained in this Agreement or in any agreement delivered pursuant to this Agreement, (c) any liability or obligation of either the Seller, the Subsidiary or Deltec to any third party arising out of or related to any Excluded Liability, or to the use of the Assets or the operation of the Business before the Closing Date, including without limitation any liability or obligation under any Environmental Law, which liability or obligation was not expressly assumed by Buyer in accordance with the terms of this Agreement, (d) any governmentally required remedial action or cleanup arising out of or related to any use of the Real Property occurring before the Closing Date, or (e) any liability or obligation to any Minority Shareholder arising out of or related to any Minority Shareholder's ownership or claim of ownership of shares of the Seller's common stock, including but not limited to Damages incurred by Buyer or PA&E in connection with notice of the Shareholders' Meeting, the conduct of the Shareholders' Meeting, the distribution of the Purchase Price by Seller or any paying agent engaged by Seller, or under the Dissenters' Rights Statute.

          12.2.2 Maximum Amount. Notwithstanding anything in Section 12.2.1 to the contrary, the Seller's and the Subsidiary's indemnity obligations under that section shall not exceed the Purchase Price.

     12.3 Indemnification by Buyer and PA&E. Buyer and PA&E will indemnify the Seller and its Affiliates, and hold them harmless from and against all Damages incurred by them by reason of or arising out of or in connection with: (a) any breach or inaccuracy of any representation or warranty of Buyer or PA&E made in this Agreement, (b) any failure by Buyer or PA&E to fulfill any of their covenants or other agreements contained in this Agreement or in any agreement delivered pursuant to this Agreement, (c) any liability or obligation of either Buyer or PA&E to any third party arising out of or related to any Assumed Liability, or to the use of the Assets or the operation of the Business after the Closing Date, including without limitation any liability or obligation under any Environmental Law, which liability or obligation was expressly assumed by Buyer in accordance with the terms of this Agreement, and (d) any governmentally required remedial action or cleanup arising out of or related to any use of the Real Property occurring after the Closing Date.

     12.4 Indemnification Period. Except as otherwise specified in this Agreement, no claim for indemnity for Damages under this Article 12 will be effective if not made within the following periods after the Closing Date (the "Indemnification Period"): (a) seven years for Claims based upon the assertion that either the Seller or Deltec had actual knowledge that a representation or warranty made by either of them was materially false when made or was made with the intent to deceive, and Claims based on Sections 6.8, 6.22 and 11.3, and (b) two years for all other Claims. Notwithstanding the above, indemnification obligations arising in connections with Section 6.22 shall be limited to Claims arising pursuant to laws existing as of the Closing Date.

     12.5 Threshold and Deductible. No party that is entitled to indemnification under this Agreement shall be indemnified unless and until the aggregate of all of such party's claims for indemnification exceeds $25,000, after which time the indemnifying person's indemnification obligation shall be the entire amount of the losses incurred, less a $5,000 deductible. Except to the extent of the $5,000 deductible, this provision shall operate as a threshold for triggering payment obligations under Section 12.2 and 12.3 and not as a deductible from either party's indemnification obligations.

     12.6 Indemnification Procedures.

          12.6.1 Claim Notice. Any claim for indemnification under this Article 12 must be made in writing and delivered as a notice by the party seeking indemnification to the party from whom indemnification is sought within the Indemnification Period, specifying in reasonable detail the nature and estimated amount of the claim.

          12.6.2 Third-Party Claims. If the claim specified in the claim notice relates to a third-party claim, the indemnifying persons shall have 15 days after their receipt of the claim notice to notify the indemnified person whether the indemnifying persons agree that the claim is subject to indemnification pursuant to this Article 12 and whether the indemnifying persons elect to defend such third-party claim at their own expense. If the claim relates to a third-party claim that the indemnifying persons elect to defend, the indemnified person shall reasonably cooperate with such defense. The indemnified person shall, however, be entitled to participate in the defense or settlement of such a third-party claim through its own counsel and at its own expense and shall be entitled to approve or disapprove any proposed settlement that would impose a duty or obligation on the indemnified person. If the indemnifying persons do not timely elect to defend a third-party claim, or if the indemnifying persons fail to conduct such defense with reasonable diligence, the indemnified party may conduct the defense of, or settle, such claim at the risk and expense of the indemnifying persons.

          12.6.3 Claims Other Than Third-Party Claims. If the claim does not relate to a third-party claim, the indemnifying persons shall have 30 days after receipt of the claim

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
notice to notify the indemnified party in writing whether the indemnifying persons accept liability for all or any part of the claim and the method and timing of any proposed payment. If the indemnifying persons do not so notify the indemnified party, the indemnifying persons shall be deemed to have accepted liability for all damages described in the claim notice.

                                   ARTICLE 13
                                ACCESS TO RECORDS

     13.1 Seller's and Subsidiary's Access.

          13.1.1 Indemnification Period. During the Indemnification Period, Buyer shall provide agents of the Seller and the Subsidiary with access to the Buyer's premises for the purpose of reviewing and copying records relating to the operation of the Business and the Assets before the Closing Date, to the extent reasonably necessary for the Seller and the Subsidiary to comply with their indemnification obligations under Section 12.2.

          13.1.2 Required Retention Periods. During any document retention periods required by law, Buyer shall provide agents of the Seller and the Subsidiary with access to the Buyer's premises for the purpose of reviewing and copying records which the Seller or the Subsidiary are required by law to retain. Buyer will not discard any such records without offering them first to the Seller. Buyer will use its best efforts to comply with any such document retention requirements.

     13.2 Buyer's and PA&E's Access. Seller and Subsidiary shall provide agents of Buyer and PA&E with access to the Seller's or Subsidiary's premises for the purpose of reviewing and copying any records retained by the Seller or the Subsidiary which reasonably relate to the operation of the Business or the Assets before the Closing Date, to the extent reasonably necessary for Buyer or PA&E to (a) comply with any document retention required by law, (b) to conduct the Business after the Closing, or (c) to operate the Assets.

     13.3 Procedures. The rights to access set forth in Sections 13.1 and 13.2 shall be available only during normal business hours after three-days advance written notice to the other party which states an allowed purpose for such access. During such review, the party providing access shall be entitled to have a representative present at all times, and none of the records being reviewed shall be removed from the premises of the party providing access.

                                   ARTICLE 14
                               GENERAL PROVISIONS

     14.1 Assignment. Neither this Agreement nor any right or obligation created by this Agreement may be assigned by any party without the prior written consent of the other parties or their successors. Subject to the foregoing, this Agreement shall bind and benefit the parties' respective successors, personal representatives, heirs, and permitted assigns, as the case may be.

     14.2 Notices. Any notice required or permitted to be given under this Agreement or any agreement or instrument executed in connection with this Agreement shall be (a) in writing; (b) delivered personally, including by means of facsimile transmission or courier, or mailed by registered or certified mail, postage prepaid and return receipt requested; (c) deemed given on the date of personal delivery or on the date set forth on the return receipt; and (d) delivered or mailed to the addresses or facsimile numbers set forth below or to such other address as any party may from time to time direct:


If to Buyer or PA&E:                        With a copy to:

Sheryl A. Symonds, Vice President           Eugenie D. Mansfield, Esq.
  and General Counsel                       Stoel Rives LLP
Pacific Aerospace & Electronics, Inc.       600 University St., Suite 3600
24000 35th SE, Suite 200                    Seattle, WA   98101-3197
Bothell, Washington 98021                   Facsimile: (206) 386-7500
Facsimile: (425) 354-1632

If to Deltec:                               With a copy to:

Hugo Zamorano, President                    Jeffrey C. Wolfstone, Esq.
Deltec International, Inc.                  Lane Powell Spears Lubersky LLP
PO Box 141878                               520 SW Yamhill St., Suite 800
Coral Gables, Florida 33114-1878            Portland, Oregon 97204-1383
Facsimile: (305) 755-9199                   Facsimile: (503) 224-0388

If to the Seller:                           With a copy to:

Frank J. Preve                              Jeffrey C. Wolfstone, Esq.
Electronic Specialty Corp.                  Lane Powell Spears Lubersky
14511 NE 13th Avenue                        520 SW Yamhill St., Suite 800
Vancouver, Washington 98668-3501            Portland, Oregon 97204-1383
Facsimile: (360) 574-7488                   Facsimile: (503) 224-0388

     14.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington. The parties consent to the jurisdiction of and venue in any appropriate court in King County, Washington.

     14.4 Attorney Fees. The prevailing party in any arbitration or litigation concerning this Agreement is entitled to reimbursement of its court costs and attorney fees by the non-prevailing party, including such costs and fees as may be incurred on appeal or in a bankruptcy proceeding.

     14.5 Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable by a court of competent jurisdiction, that provision shall not affect any other provision of this Agreement, which shall remain in full force and effect to the extent possible.

     14.6 Amendment and Modification. This Agreement may be amended or modified only by written agreement executed by all parties.

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
     14.7 Waiver. The terms of this Agreement may only be waived in writing by the party granting such waiver. Any waiver or failure to insist upon strict compliance with any obligation, covenant, agreement or condition shall not operate as a waiver of any other provision.

     14.8 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties will use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and effect the transactions contemplated in this Agreement.

     14.9 Entire Agreement. This Agreement, including the attached Schedules and Exhibits, sets forth the entire understanding and agreement of the parties relating to the subject matter of this Agreement, and supersedes any and all other understandings, negotiations or agreements between the parties relating to such subject matter.

     14.10 Counterparts. This Agreement may be executed in two or more counterparts, all of which together shall constitute a single instrument.

     Executed as of the first date written above.

                                       BUYER:

                                       ESC ACQUISITION CORP.


                                       By DONALD A. WRIGHT
                                          --------------------------------------
                                          Donald A. Wright
                                          Its President

                                       PA&E :

                                       PACIFIC AEROSPACE & ELECTRONICS, INC.


                                       By DONALD A. WRIGHT
                                          --------------------------------------
                                          Donald A. Wright
                                          Its President


                                       SELLER:

                                       ELECTRONIC SPECIALTY CORPORATION


                                       By FRANK J. PREVE
                                          --------------------------------------
                                          Frank J. Preve
                                          Its President


                                       DELTEC:

                                       DELTEC INTERNATIONAL, INC.


                                       By HUGO ZAMORANO
                                          --------------------------------------
                                          Hugo Zamorano
                                          Its President

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